**For Immediate Release**

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.

Reports Fourth Quarter Net Income of $2.9 Million or $0.20 Per Share and

 $10.7 Million or $0.71 Per Share for the Year Ended December 31, 2014

Renton, Washington – January 29, 2015 - First Financial Northwest, Inc. (the “Company”) (NASDAQ GS: FFNW), the holding company for First Savings Bank Northwest (the “Bank”), today reported net income for the quarter ended December 31, 2014, of $2.9 million, or $0.20 per diluted share, compared to net income of $2.7 million, or $0.19 per diluted share for the quarter ended September 30, 2014, and net income of $3.9 million, or $0.25 per diluted share for the fourth quarter in 2013. The results for the quarter ended December 31, 2013, included a $342,000 federal income tax provision that was significantly reduced due to the impact of the reversal of the valuation allowance on deferred tax assets (“DTA”) in 2013, reflecting the Company’s return to profitability and its expectation of sustainable profitability for future periods. Federal income tax provisions of $1.6 million and $1.5 million were recognized for the quarters ended December 31, 2014, and September 30, 2014, respectively.

For the year ended December 31, 2014, net income was $10.7 million or $0.71 per diluted share, compared to $24.5 million, or $1.46 per diluted share for the year ended December 31, 2013. The results for the year ended December 31, 2013, included a net $13.5 million federal income tax benefit due to the DTA valuation allowance reversal referenced above. The improvement in pre-tax profitability is reflected in the year over year comparison of income before federal income tax provisions that increased to $16.5 million in 2014 compared to $10.9 million in 2013.

“From a core earnings standpoint, 2014 was the best year in the Company’s history” stated Joseph W. Kiley III, President and Chief Executive Officer. “I am pleased with the continued improvement in our asset quality measures that resulted in meaningful contributions to net income during the year. In addition, our return on average assets (“ROA”) of 1.2% for the year compares well with the 0.81% median ROA for Washington state banks, as reported in the FDIC’s state profile report for the third quarter of 2014. Of course, I was pleased to see the Company’s success reflected in our stock price per share, which closed at $12.04 on December 31, 2014, compared to $10.37 on December 31, 2013; $7.55 on December 31, 2012; and $5.90 on December 31, 2011,” continued Kiley.

“Loan repayments exceeded expectations in 2014 as we successfully worked through and received payment in full on a number of loans previously classified below acceptable standards. This accelerated loan repayment activity virtually offset an increase in new loan originations as net loans receivable totaled $664 million at December 31, 2014, compared to $663 million at December 31, 2013. We are encouraged by the improvements in the local economy as we focus on increasing our loan growth in 2015,” concluded Kiley.

Highlights for the quarter ended December 31, 2014:

•
Share repurchases totaled 327,112 shares during the quarter, at an average price of $11.40 per share, bringing the total shares repurchased in 2014 to 1,594,033 shares at an average price of $10.98 per share. The Company announced that a 10b5-1 plan will be utilized to repurchase shares through April 22, 2015. At December 31, 2014, there were 1,219,488 shares remaining to be repurchased under the current Share Repurchase Plan.

•	The Company’s book value per share at December 31, 2014, increased to $11.96 from $11.76 at September 30, 2014, and $11.25 at December 31, 2013.

•
The Bank paid a $70 million dividend to the Company in 2014, as detailed in our press release dated November 17, 2014.  These funds are now available for a variety of general corporate purposes consistent with our business plan, including share repurchases, the payment of dividends to shareholders, if any, supporting ongoing operating expenses of the Company, and for other opportunities that may arise.

•
Primarily as a result of the $70 million dividend paid by the Bank to the Company, the Bank’s Tier 1 and total risk-based capital ratios at December 31, 2014, declined to 11.79% and 19.56%, respectively, compared to 18.60% and 28.44%, at December 31, 2013.

Based on management’s evaluation of the adequacy of the allowance for loan and lease losses (“ALLL”), there was a $1.2 million recapture of provision for loan losses for the fourth quarter of 2014. The following items contributed to this recapture during the quarter ended December 31, 2014:

•	The Bank received payment in full on a $5.0 million loan that was internally classified as “special mention”, reducing the general reserve requirement in the Bank’s ALLL calculations.

•
After careful review and ongoing monitoring, a loan with a balance of $12.3 million was upgraded during the quarter as a result of an improvement in the borrower’s risk profile, and this upgrade significantly reduced the amounts allocated for future estimated losses relating to the general reserve pool that included this loan.

•	Net loans receivable balances (before ALLL) declined by $21.4 million during the quarter, reducing the amounts required for general reserves for future estimated loan losses.

•	Delinquent loans (loans over 30 days past due) remained low at $4.4 million at December 31, 2014, compared to $2.6 million at September 30, 2014, and $4.3 million at December 31, 2013.

•
Nonperforming loans remained low at $1.3 million at December 31, 2014, from $1.6 million at September 30, 2014, and $4.0 million at December 31, 2013, reflecting continuing improvement in the quality of our loan portfolio.

•	Nonperforming loans as a percentage of total loans improved to 0.20% at December 31, 2014, compared to 0.23% at September 30, 2014, and 0.59% at December 31, 2013.

The ALLL represented 783.5% of nonperforming loans and 1.55% of net loans receivable at December 31, 2014, compared to 741.7% and 1.67%, respectively, at September 30, 2014, and 325.3% and 1.91% respectively at December 31, 2013.

Nonperforming assets decreased to $10.6 million at December 31, 2014, compared to $11.4 million at September 30, 2014, and $15.5 million at December 31, 2013.

The following table presents a breakdown of our nonperforming assets:

	December 31,	September 30,	December 31,	Three Month	One Year
	2014	2014	2013	Change	Change
	(dollars in thousands)
Nonperforming loans:
One-to-four family residential	$830	$837	$2,297	$(7)	$(1,467)
Multifamily	-	-	233	-	(233)
Commercial real estate	434	658	1,198	(224)	(764)
Construction/land development	-	-	223	-	(223)
Consumer	75	77	44	(2)	31
Total nonperforming loans	$1,339	$1,572	$3,995	$(233)	$(2,656)

Other Real Estate Owned (“OREO”)	9,283	9,819	11,465	(536)	(2,182)

Total nonperforming assets (1)	$10,622	$11,391	$15,460	$(769)	$(4,838)

Nonperforming assets as a
percent of total assets	1.13%	1.24%	1.68%

(1) The difference between the $10.6 million of nonperforming assets at December 31, 2014, reported above, and the totals reported by other industry sources as our nonperforming assets is due to their inclusion of all Troubled Debt Restructured Loans (“TDRs”) as nonperforming loans, although 100% of our TDRs are performing in accordance with their restructured terms at December 31, 2014.

The following table presents a breakdown of our OREO by county and property type at December 31, 2014:

	County
	King	Pierce	Kitsap	All Other	Total OREO	Number of Properties	Percent of Total OREO
	(Dollars in thousands)
OREO:
One-to-four family residential	$154	$146	$-	$-	$300	2	3.2%
Commercial real estate (1)	-	6,842	773	877	8,492	11	91.5%
Construction/land development	-	200	-	291	491	2	5.3%

Total OREO	$154	$7,188	$773	$1,168	$9,283	15	100.0%

(1) Of the 11 properties classified as commercial real estate, eight are office/retail buildings and three are undeveloped lots.

OREO decreased to $9.3 million at December 31, 2014, from $9.8 million at September 30, 2014, as sales and write-downs of OREO exceeded transfers of loans into OREO during the quarter. As a result of our quarterly OREO evaluation, we expensed $45,000 related to the decline in the market values of OREO properties during the quarter, compared to $60,000 during the third quarter of 2014. OREO market value adjustments for the year ended December 31, 2014, were $393,000 compared to $403,000 for the prior year.  Net OREO related expenses declined to $190,000 for the year ended December 31, 2014, compared to $601,000 in 2013, reflecting the decline in the number of our OREO properties. We continue to actively market our OREO properties in an effort to minimize holding costs.

The following table presents a breakdown of our TDRs:
	December 31, 2014	September 30, 2014	December 31, 2013	Three Month Change	One Year Change
	(Dollars in thousands)
Nonperforming TDRs:
One-to-four family residential	$-	$-	$924	$-	$(924)
Consumer	-	-	44	-	(44)
Total nonperforming TDRs	-	-	968	-	(968)

Performing TDRs:
One-to-four family residential	42,908	44,429	45,851	(1,521)	(2,943)
Multifamily	2,172	2,182	2,208	(10)	(36)
Commercial real estate	9,118	9,148	12,111	(30)	(2,993)
Consumer	43	43	-	-	43
Total performing TDRs	54,241	55,802	60,170	(1,561)	(5,929)

Total TDRs	$54,241	$55,802	$61,138	$(1,561)	$(6,897)

% TDRs classified as performing	100.0%	100.0%	98.4%

During the fourth quarter of 2014, TDRs decreased to $54.2 million, compared to $55.8 million at September 30, 2014, and $61.1 million at December 31, 2013. In circumstances where a customer is experiencing significant financial difficulties, the Company may elect to restructure their loan so the customer can continue to make payments while minimizing the potential loss to the Bank. At December 31, 2014, 100% of the Company’s TDRs were performing in accordance with their repayment terms.

Net interest income for the fourth quarter of 2014 declined to $8.0 million, compared to $8.2 million in the third quarter of 2014, and $8.1 million in the fourth quarter of 2013. Net interest income for the year ended December 31, 2014, increased $1.4 million to $32.4 million, compared to $31.0 million for the year ended December 31, 2013. During 2014, a significant amount of longer term certificates of deposit matured and re-priced, providing the Bank with a benefit to its net interest income. However, since the vast majority of those higher interest rate deposits have now re-priced, a similarly sized benefit is not expected in 2015.

Interest income for the fourth quarter of 2014 decreased to $9.6 million, compared to $9.7 million in the quarter ended September 30, 2014. This decline was due in large part to repayments received on higher yielding loans during the quarter, resulting in a decline in the Company’s loan balances and portfolio yield. The decline in loan yields reflects a trend that is likely to continue in 2015 as the Bank continues to face significant competition and pricing pressures for quality loan production. Interest income for the year ended December 31, 2014, was $38.7 million compared to $38.5 million a year earlier. This modest increase was due primarily to a slightly higher average balance of loans outstanding during the year ended December 31, 2014, as compared to last year.

Interest expense increased to $1.6 million for the quarter ended December 31, 2014, compared to $1.5 million in the quarter ended September 30, 2014. The primary reason for this modest increase in the most recent quarter relates to an increase in interest bearing deposit balances during the quarter, including a $21.9 million increase in brokered deposits. At December 31, 2014, brokered deposits totaled $54.4 million compared to $32.5 million at September 30, 2014, and none at December 31, 2013. These brokered deposits were obtained with maturities ranging from four to six years in an effort to help mitigate the Bank’s interest rate risk in a rising rate environment; however, this interest rate risk protection comes at a cost as the rates paid on these longer term deposits are higher than shorter term deposit rates. Interest expense for the year ended December 31, 2014, decreased to $6.2 million, compared to $7.5 million for the year ended December 31, 2013. The primary reasons for this year over year improvement in interest expense related to our retail certificate of deposit portfolio, most of which continue to mature and reprice at rates that are lower than the previously contracted rate, and a decrease in the average balance of retail certificates of deposit, as a number of certificates of deposit were not renewed at maturity as a result of our strategy to utilize our excess liquidity to reduce higher-cost deposits by competing slightly less aggressively on certain deposit interest rates.

Our net interest margin declined to 3.61% for the quarter ended December 31, 2014, compared to 3.84% for the quarter ended September 30, 2014. This decline, as discussed above, was due in large part to repayments of higher yielding loans during the quarter along with the increased interest expense associated with the acquisition of longer term brokered deposits. For the year ended December 31, 2014, our net interest margin increased to 3.77% compared to 3.68% for the year ended December 31, 2013, due in large part to the interest expense reductions noted above.

Noninterest income for the quarter ended December 31, 2014, decreased to $156,000 compared to $186,000 in the quarter ended September 30, 2014. The primary reason for the decline relates to $102,000 in income from increased cash values on bank-owned life insurance (“BOLI”) policies recognized in the third quarter of 2014 representing BOLI income for the first nine months of 2014. BOLI income was previously recognized solely in the fourth quarter of each year and is now being recognized on a quarterly basis. For the year ending December 31, 2014, noninterest income decreased to $498,000 compared to $891,000 in the prior year. During the fourth quarter of 2013 we recognized a $325,000 one-time gain on the sale of an investment property.

Noninterest expense for the quarter ended December 31, 2014, increased to $4.8 million from $4.5 million during the quarter ended September 30, 2014. This increase was primarily attributable to increased compensation expenses as the Bank hired additional employees to support both increasing the loan portfolio and core deposit base, and the Bank’s conversion to a new core data processor in 2015. Noninterest expense for the year ended December 31, 2014, decreased to $18.5 million, compared to $21.1 million in 2013. This decrease was due in large part to reductions in salary and employee benefit expenses related to management changes in 2013 and from reductions in stock based compensation expenses as most of the remaining expenses associated with outstanding stock options and restricted shares granted in 2008 under the Company’s 2008 Equity Incentive Plan were recognized during the first three quarters of 2013 following completion of their five-year vesting period. Regulatory assessments also contributed to the improvement in noninterest expense, declining to $396,000 in 2014, compared to $693,000 in 2013, as a result of the Bank’s improved condition. As mentioned previously, net OREO expenses declined to $190,000 for 2014, compared to $601,000 in 2013. Noninterest expense also benefited from the absence of prepayment penalties on FHLB advances as we incurred $679,000 in penalties from the prepayment of high costing FHLB advances during 2013. These decreases were partially offset by a $1.2 million change in the net gain or loss on sales of OREO property, with an $86,000 net loss during 2014 compared to a net gain of $1.1 million in 2013, due primarily to the decline in the number of properties sold. The improvement in noninterest expense in 2014 is reflected in our improved efficiency ratio of 56.4% for the year ended December 31, 2014, compared to 66.1% for the prior year.

First Financial Northwest, Inc. is the parent company of First Savings Bank Northwest; a Washington chartered stock savings bank headquartered in Renton, Washington, serving the Puget Sound Region through its full-service banking office. We are a part of the ABA NASDAQ Community Bank Index as well as the Russell 2000 and 3000 Indices. For additional information about us, please visit our website at www.fsbnw.com and click on the “Investor Relations” section.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance or financial items, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System (“Federal Reserve”) and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against the Company or the Bank, that could require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements and restrictions on us, any of which could adversely affect our liquidity and earnings; our ability to pay dividends on our common stock; our ability to attract and retain deposits; further increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining the fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules or as a result of Basel III; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed in any forward-looking statements made by or on our behalf. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)
Assets	December 31, 2014	December 31, 2013	One Year Change

Cash on hand and in banks	$5,920	$6,074	(2.5)%
Interest-earning deposits	98,129	49,501	98.2
Investments available-for-sale, at fair value	120,374	144,364	(16.6)
Loans receivable, net of allowance of $10,491and 12,994 ,respectively	663,938	663,153	0.1
Premises and equipment, net	16,734	17,291	(3.2)
Federal Home Loan Bank ("FHLB") stock, at cost	6,745	7,017	(3.9)
Accrued interest receivable	3,265	3,698	(11.7)
Deferred tax assets, net	8,338	14,835	(43.8)
Other real estate owned ("OREO")	9,283	11,465	(19.0)
Prepaid expenses and other assets	4,271	3,581	19.3
Total assets	$936,997	$920,979	1.7

Liabilities and Stockholders' Equity

Interest-bearing deposits	$599,773	$601,446	(0.3)
Noninterest-bearing deposits	14,354	10,619	35.2
Advances from the FHLB	135,500	119,000	13.9
Advance payments from borrowers for taxes and insurance	1,707	1,846	(7.5)
Accrued interest payable	142	88	61.4
Other liabilities	4,109	3,625	13.4
Total liabilities	755,585	736,624	2.6

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	-	-	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding 15,167,381 shares at December 31, 2014 and 16,392,139 shares at December 31, 2013	151	164	(7.9)
Additional paid-in capital	153,395	166,866	(8.1)
Retained earnings, substantially restricted	36,969	29,220	26.5
Accumulated other comprehensive loss, net of tax	(357)	(2,020)	(82.3)
Unearned Employee Stock Ownership Plan ("ESOP") shares	(8,746)	(9,875)	(11.4)
Total stockholders' equity	181,412	184,355	(1.6)%
Total liabilities and stockholders' equity	$936,997	$920,979	1.7%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data) (Unaudited)

	Quarter Ended
	December 31, 2014	September 30, 2014	December 31, 2013	Three Month Change	One Year Change
Interest income
Loans, including fees	$9,010	$9,157	$9,105	(1.6)%	(1.0)%
Investments available-for-sale	544	554	641	(1.8)	(15.1)
Interest-earning deposits	50	23	21	117.4	138.1
Dividends on FHLB Stock	2	2	1	-	100.0
Total interest income	$9,606	$9,736	$9,768	(1.3)	(1.7)
Interest expense
Deposits	1,285	1,193	1,483	7.7	(13.4)
FHLB advances	324	324	211	-	53.6
Total interest expense	$1,609	$1,517	$1,694	6.1	(5.0)
Net interest income	7,997	8,219	8,074	(2.7)	(1.0)
Recapture of provision for loan losses	(1,200)	(300)	(200)	300.0	500.0
Net interest income after recapture of provision for loan losses	$9,197	$8,519	$8,274	8.0	11.2
Noninterest income
Other	156	186	512	(16.1)	(69.5)
Total noninterest income	$156	$186	$512	(16.1)	(69.5)
Noninterest expense
Salaries and employee benefits	3,294	2,947	2,819	11.8	16.8
Occupancy and equipment	345	324	332	6.5	3.9
Professional fees	332	457	424	(27.4)	(21.7)
Data processing	196	153	164	28.1	19.5
Gain on sale of OREO property, net	(6)	(15)	(62)	(60.0)	(90.3)
OREO market value adjustments	45	60	47	(25.0)	(4.3)
OREO related expenses, net	2	49	93	(95.9)	(97.8)
Regulatory assessments	112	102	144	9.8	(22.2)
Insurance and bond premiums	96	100	130	(4.0)	(26.2)
Marketing	20	15	15	33.3	33.3
Other general and administrative	333	316	404	5.4	(17.6)
Total noninterest expense	$4,769	$4,508	$4,510	5.8	5.7
Income before federal income tax provision	4,584	4,197	4,276	9.2	7.2
Federal income tax provision	1,644	1,462	342	12.4	380.7
Net income	$2,940	$2,735	$3,934	7.5%	(25.3)%

Basic earnings per share	$0.20	$0.19	$0.25
Diluted earnings per share	$0.20	$0.19	$0.25

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Year Ended December 31,
	2014	2013	2012
Interest income
Loans, including fees	$36,280	$36,207	$38,956
Investments available-for-sale	2,287	2,250	2,143
Interest-earning deposits	115	79	367
Dividends on FHLB Stock	7	3	-
Total interest income	$38,689	$38,539	$41,466
Interest expense
Deposits	5,063	6,794	10,191
FHLB advances	1,178	732	2,055
Total interest expense	$6,241	$7,526	$12,246
Net interest income	32,448	31,013	29,220
(Recapture of provision) provision for loan losses	(2,100)	(100)	3,050
Net interest income after (recapture of provision) provision for loan losses	$34,548	$31,113	$26,170
Noninterest income
Net gain (loss) on sale of investments	(20)	(38)	301
Other	518	929	673
Total noninterest income	$498	$891	$974
Noninterest expense
Salaries and employee benefits	11,987	13,966	13,916
Occupancy and equipment	1,347	1,370	1,552
Professional fees	1,540	1,619	1,850
Data processing	681	677	701
Loss (gain) on sale of OREO property, net	86	(1,112)	(607)
OREO market value adjustments	393	403	2,046
OREO related expenses, net	190	601	1,764
Regulatory assessments	396	693	1,004
Insurance and bond premiums	401	518	449
Proxy contest and related litigation	-	106	1,054
Marketing	97	104	227
Prepayment penalty on FHLB advances	-	679	-
Other general and administrative	1,385	1,458	1,474
Total noninterest expense	$18,503	$21,082	$25,430
Income before federal income tax provision (benefit)	16,543	10,922	1,714
Federal income tax provision (benefit)	5,856	(13,543)	(999)
Net income	$10,687	$24,465	$2,713

Basic earnings per share	$0.72	$1.47	$0.15
Diluted earnings per share	$0.71	$1.46	$0.15

The following table presents a breakdown of our loan portfolio (unaudited):

	December 31,
	2014		2013
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
One-to-four family residential:
Permanent owner occupied	$161,013	22.9%	$158,797	23.0%
Permanent non-owner occupied	112,180	15.9	121,877	17.7
Construction non-owner occupied	500	0.1	-	-
	273,693	38.9	280,674	40.7

Multifamily:
Permanent	116,014	16.5	106,152	15.4
Construction	4,450	0.6	12,360	1.8
	120,464	17.1	118,512	17.2
Commercial real estate:
Permanent	239,211	34.0	227,016	32.9
Construction	6,100	0.9	19,905	2.9
Land	2,956	0.4	1,831	0.3
	248,267	35.3	248,752	36.1
Construction/land development: (1)
One-to-four family residential	19,860	2.8	3,977	0.6
Multifamily	17,902	2.5	12,491	1.8
Commercial	4,300	0.6	6,726	1.0
Land development	8,993	1.3	7,461	1.1
	51,055	7.2	30,655	4.5

Business	3,783	0.5	1,142	0.2
Consumer	7,130	1.0	9,201	1.3
Total loans	704,392	100.0%	688,936	100.0%
Less:
Loans in Process ("LIP")	27,359		10,209
Deferred loan fees, net	2,604		2,580
ALLL	10,491		12,994
Loans receivable, net	$663,938		$663,153
____________________________
(1) Excludes construction loans that will convert to permanent loans. The Company considers these loans to be "rollovers" in that one loan is originated for both the construction loan and permanent financing. These loans are classified according to the underlying collateral. At December 31, 2014, the Company had $6.1 million, or 2.5% of the total commercial real estate portfolio, $4.5 million, or 3.7% of the total multifamily loans, and $500,000, or 0.2% of the total one-to-four family residential in these "rollover" types of loans. At December 31, 2013, the Company had $19.9 million, or 8.0% of the total commercial real estate portfolio, and $12.4 million, or 10.4% of the total multifamily loans in these "rollover" types of loans. At December 31, 2014, and December 31, 2013, $3.0 million and $1.8 million, respectively, of commercial real estate loans were not included in the construction/land development category because the Company classifies raw land or buildable lots (where it does not intend to finance the construction) as commercial real estate land loans.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios (Unaudited)

	At or For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
	(Dollars in thousands, except per share data)
Performance Ratios:
Return on assets (1)	1.27%	1.21%	1.05%	1.16%	1.86%
Return on equity (1)	6.73	5.98	5.08	5.67	9.06
Dividend payout ratio	24.42	26.32	31.25	29.41	16.00
Equity-to-assets	19.36	19.86	20.30	20.84	20.02
Interest rate spread	3.46	3.69	3.71	3.62	3.65
Net interest margin	3.61	3.84	3.86	3.78	3.82
Average interest-earning assets to average interest-bearing liabilities	120.92	121.36	121.39	120.94	120.85
Efficiency ratio	59.09	53.63	56.88	55.70	52.53
Noninterest expense as a percent of average total assets	2.06	1.99	2.09	1.99	2.00
Book value per common share	$11.96	$11.76	$11.60	$11.42	$11.25

Capital Ratios (2):
Tier 1 leverage	11.79%	18.98%	18.91%	18.61%	18.60%
Tier 1 risk-based	18.30	27.93	28.05	26.98	27.18
Total risk-based	19.56	29.18	29.31	28.24	28.44

Asset Quality Ratios:
Nonperforming loans as a percent of total loans, net of undisbursed funds	0.20	0.23	0.33	0.37	0.59
Nonperforming assets as a percent of total assets	1.13	1.24	1.38	1.57	1.68
ALLL as a percent of total loans, net of undisbursed funds	1.55	1.67	1.73	1.76	1.91
ALLL as a percent of nonperforming loans, net of undisbursed funds	783.50	741.73	518.93	477.23	325.26
Net charge-offs (recoveries) to average loans receivable, net	-	-	0.01	0.06	(0.14)

Allowance for Loan Losses:
ALLL, beginning of the quarter	$11,660	$11,951	$12,093	$12,994	$12,271
Recapture of provision	(1,200)	(300)	(100)	(500)	(200)
Charge-offs	-	(9)	(80)	(553)	(333)
Recoveries	31	18	38	152	1,256
ALLL, end of the quarter	$10,491	$11,660	$11,951	$12,093	$12,994

Nonperforming Assets (3):
Nonperforming loans (4):
Nonaccrual loans	$1,339	$1,572	$1,845	$2,065	$3,027
Nonaccrual TDRs	-	-	458	469	968
Total nonperforming loans	1,339	1,572	2,303	2,534	3,995
OREO	9,283	9,819	10,114	11,609	11,465
Total nonperforming assets	$10,622	$11,391	$12,417	$14,143	$15,460

Performing TDRs	$54,241	$55,802	$56,783	$60,072	$60,170
____________
(1) Deferred tax asset valuation allowance reversal during the quarter ended December 31, 2013, was not annualized in the calculation of these ratios.
(2) Capital ratios are for First Savings Bank Northwest only.
(3) Loans are reported net of undisbursed funds.
(4) There were no loans 90 days or more past due and still accruing interest.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Ratios (Unaudited)

	At or For the Year Ended December 31,
	2014	2013	2012	2011	2010
	(Dollars in thousands, except per share data)
Performance Ratios:
Return (loss) on assets	1.17%	2.73%	0.27%	0.37%	(4.18)%
Return (loss) on equity	5.85	13.12	1.47	2.36	(26.59)
Dividend payout ratio	27.73	8.11	-	-	(2.73)
Equity-to-assets	19.36	20.02	19.85	17.12	14.62
Interest rate spread	3.62	3.49	2.85	2.78	2.40
Net interest margin	3.77	3.68	3.08	3.01	2.70
Average interest-earning assets to average interest-bearing liabilities	121.15	121.77	118.12	113.33	113.35
Efficiency ratio	56.37	66.08	84.22	74.62	91.33
Noninterest expense as a percent of average total assets	2.03	2.36	2.54	2.29	2.41
Book value per common share	$11.96	$11.25	$9.95	$9.64	$9.28

Capital Ratios: (1)
Tier 1 leverage	11.79%	18.60%	15.79%	13.54%	11.73%
Tier 1 risk-based	18.30	27.18	26.11	23.49	18.38
Total risk-based	19.56	28.44	27.37	24.76	19.65

Asset Quality Ratios:
Nonperforming loans as a percent of total loans, net of undisbursed funds	0.20%	0.59%	3.42%	3.28%	7.14%
Nonperforming assets as a percent of total assets	1.13	1.68	4.25	4.69	7.79
ALLL as a percent of total loans, net of undisbursed funds	1.55	1.91	1.89	2.29	2.56
ALLL as a percent of nonperforming loans, net of undisbursed funds	783.50	325.26	55.11	69.89	35.80
Net charge-offs (recoveries) to average loans receivable, net	0.06	(0.08)	1.07	1.39	6.55

Allowance for Loan Losses:
ALLL, beginning of the year	$12,994	$12,542	$16,559	$22,534	$33,039
Provision	(2,100)	(100)	3,050	4,700	53,100
Charge-offs	(642)	(1,596)	(9,591)	(11,025)	(65,476)
Recoveries	239	2,148	2,524	350	1,871
ALLL, end of the year	$10,491	$12,994	$12,542	$16,559	$22,534

Nonperforming Assets: (2)
Nonperforming loans: (3)
Nonaccrual loans	$1,339	$3,027	$18,231	$18,613	$46,637
Nonaccrual TDRs	-	968	4,528	5,079	16,299
Total nonperforming loans	1,339	3,995	22,759	23,692	62,936
OREO	9,283	11,465	17,347	26,044	30,102
Total nonperforming assets	$10,622	$15,460	$40,106	$49,736	$93,038

Performing TDRs	$54,241	$60,170	$65,848	$66,225	$58,375
____________
(1) Capital ratios are for First Savings Bank Northwest only.
(2) Loans are reported net of undisbursed funds.
(3) There were no loans 90 days or more past due and still accruing interest.